Exhibit 99.1

AerSale Reports Fourth Quarter and Full Year 2025 Results

Fourth Quarter 2025 Highlights

●	Revenue of $90.9 million versus $94.7 million in the prior year period
●	GAAP net income of $5.4 million versus GAAP net income of $2.7 million in the prior year period
●	Adjusted net income[1] of $7.5 million versus adjusted net income of $4.8 million in the prior year period
●	Adjusted EBITDA[1] of $15.2 million versus Adjusted EBITDA of $13.0 million in the prior year period
●	Flight equipment sales consisted of four engines compared to six engines in the prior year period
●	Feedstock acquisitions of $15.4 million in the quarter

2025 Full Year Highlights

●	Revenue of $335.3 million versus $345.1 million
●	GAAP net income of $8.6 million versus GAAP Net Income of $5.9 million
●	Adjusted net income[1] of $15.8 million versus adjusted net income of $9.5 million
●	Adjusted EBITDA[1] of $46.1 million versus Adjusted EBITDA of $33.4 million
●	Flight equipment sales consisted of thirteen engines compared to twenty engines and one aircraft in the prior year
●	Feedstock acquisitions of $99.6 million and an additional $11.4 million under contract
●	Inventory of $363.8 million as of December 31, 2025

MIAMI, Florida, March 5, 2026 – AerSale Corporation (Nasdaq: ASLE) (“AerSale” or the “Company”) today reported fourth quarter and full year 2025 financial results.

	(in thousands, except per-share amount)
	(Unaudited)
	Three Months Ended December 31,			Year Ended December 31,
	2025	2024	Percent Change	2025	2024	Percent Change
Total revenue	$90,937	$94,741	(4.0)%	$335,286	$345,066	(2.8)%
GAAP net income	5,397	2,702	99.7%	8,575	5,851	46.6%
Adjusted net income (1)	7,529	4,775	57.7%	15,826	9,520	66.2%
Adjusted EBITDA (1)	15,218	13,000	17.1%	46,142	33,386	38.2%
Diluted earnings per share	0.11	0.05	120.0%	0.18	0.11	63.6%
Adjusted diluted earnings per share (1)	0.16	0.09	77.8%	0.33	0.18	83.3%
Feedstock acquisitions (2)	$15,428	$18,365	(16.0)%	$99,647	$61,653	61.6%

Fourth Quarter 2025 Results of Operations

The Company’s revenue for the fourth quarter of 2025 was $90.9 million, representing a decrease of 4.0% compared to $94.7 million in the fourth quarter of 2024 primarily due to the timing of flight equipment sales. Adjusted EBITDA1 in the fourth quarter of 2025 increased by $2.2 million to $15.2 million, or 16.7% of total revenue, representing an increase of 17.1% compared to $13.0 million, or 13.7% of total revenue, in the comparable prior year period. The increase in adjusted EBITDA1 was mainly driven by improved profitability from our maintenance repair and overhaul (“MRO”) activities and lower overall expenses due to the cost-cutting initiatives executed at the beginning of the year.

As a reminder to investors, the Company’s revenue is likely to fluctuate from quarter-to-quarter and year-to-year based on flight equipment sales and therefore, progress should be monitored based on flight equipment leasing, used serviceable material (“USM”) sales, and asset purchases, as well as MRO activities.

In the fourth quarter of 2025, flight equipment sales were $20.9 million and consisted of four engines, compared to $31.0 million from six engines sold in the comparable prior year period. Excluding flight equipment sales, revenue grew 9.8% as we continue to grow the more recurring parts of our business.

This increase was primarily driven by strong commercial demand for USM, as well as increased leasing revenue from an expanded lease pool, which includes the deployment of two Boeing 757 freighter aircraft.  Our landing gear, aerostructures, and component MRO facilities also delivered improved performance and profitability; and demand for our AerSafe™ Engineered Solutions product also increased. These increases were partially offset by lower heavy MRO revenue at the Roswell, New Mexico facility as the Company transitioned to higher‑margin opportunities that offset the margin declines related to the lower revenue.  The Goodyear, Arizona facility also experienced revenue declines due to the expiration of a customer contract; however, the impact was mitigated by a strong pipeline of storage revenue related to the Geared Turbo Fan (“GTF”) engine reliability issues that have also resulted in greater margin contributions.

Nick Finazzo, Chief Executive Officer at AerSale, stated, “We completed 2025 in line with our expectations, which focused on growing our USM, leasing, and MRO activities that are a core part of our multi-dimensional business model and help offset the inherent volatility of flight equipment sales. This disciplined execution also resulted in higher margin contributions which was a focus of the efficiency initiatives we executed in the beginning of 2025.”

Finazzo added, “As we enter 2026, we remain focused on continuing our growth momentum by monetizing our strong inventory position and expanding our MRO capabilities and capacity, which will benefit our customers and continue to build long‑term shareholder value.”

Asset Management Solutions (“Asset Management”) revenue decreased 11.1% to $56.9 million during the fourth quarter of 2025 compared to $64.0 million in the fourth quarter of 2024. Excluding flight equipment sales, total revenue in the fourth quarter of 2025 increased 9.1% to $36.0 million from $33.0 million in the prior year, driven by increased leasing and USM volume. The Company had 18 engines and two B757 freighter aircraft on lease in the current quarter, compared to 20 engines and one B757 freighter on lease in the prior year period. Although the total number of engines on lease decreased slightly over the prior period year, the portfolio mix shifted toward higher‑demand engine types and benefited from a tight leasing market, resulting in stronger average lease rates and higher yields.

Technical Operations (“TechOps”) revenue increased 10.7% to $34.0 million in the fourth quarter of 2025 from $30.7 million in the fourth quarter of 2024, primarily due to higher sales from the Company’s aerostructures and landing gear MROs as we have been successful in winning new contracts, as well as from higher demand for our AerSafe™ product in advance of the Federal Aviation Administration’s 2026 compliance requirements for a Fuel Quantity Indication System airworthiness directive. These increases were partially offset by revenue decreases from our on-airport MRO activities resulting from the strategic repurposing of the Roswell, New Mexico facility to focus on higher-margin aircraft storage and the expiration of a customer contract at the Goodyear, Arizona MRO facility, which was partially mitigated by a strong pipeline of storage revenue related to recent GTF engine reliability issues.

Gross margin increased to 34.1% in the fourth quarter of 2025 compared to 31.4% in the same period last year, driven by higher margins generated from our leasing portfolio and on-airport MROs.

Selling, general, and administrative expenses were $23.9 million in the fourth quarter of 2025 versus $24.8 million in the fourth quarter of 2024. AerSale incurred $1.8 million of share-based compensation expense in the fourth quarter of 2025 versus $1.2 million in the fourth quarter of 2024.

Income from operations was $7.1 million in the fourth quarter of 2025 compared to $4.9 million in the fourth quarter of 2024.

Income tax expense was $0.2 million in the fourth quarter of 2025, compared to $1.8 million in the fourth quarter of 2024. The Company’s effective tax rate was 3.3% in the fourth quarter of 2025 compared to 40.1% in the fourth quarter of 2024.

Net income for the fourth quarter of 2025 was $5.4 million, compared to net income of $2.7 million in the prior year. During the fourth quarter of 2025, the Company recognized $1.8 million of share-based compensation expenses within payroll expenses, $0.2 million in non-cash inventory write-downs, and $0.3 million in facility relocation costs. Excluding these non-cash and unusual items and adjusted for tax, adjusted net income1 was $7.5 million in the fourth quarter of 2025, compared to adjusted net income1 of $4.8 million in the fourth quarter of 2024.

Diluted earnings per share was $0.11 for the fourth quarter of 2025 and $0.05 in the fourth quarter of 2024. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share1 was $0.16 for the fourth quarter of 2025 compared to $0.09 for the fourth quarter of 2024.

Full Year 2025 Results of Operations

For full year 2025, AerSale reported revenue of $335.3 million, representing a decrease of 2.8% compared to $345.1 million for the full year of 2024. Adjusted EBITDA¹ for 2025 was $46.1 million, or 13.8% of total revenue, representing an increase of 38.2% compared to $33.4 million, or 9.7% of total revenue in 2024. This improvement over the prior year was driven by margin expansion and disciplined cost management as the Company implemented an efficiency initiative in early 2025 and diversified its product mix.

In 2025, flight equipment sales were $56.4 million and consisted of 13 engines, compared to $110.1 million from 20 engines and one aircraft in the prior year period. Excluding flight equipment sales, revenue during the full year of 2025 grew 18.7% year‑over‑year as the company continued to grow the more recurring parts of the business.

Asset Management revenue was $211.6 million, compared to $215.5 million in 2024 due to lower flight equipment sales, which were partially offset by increased USM volume and increased leasing activity.

TechOps revenue for the full year of 2025 decreased 4.5% to $123.7 million from $129.6 million for the full year of 2024, driven by decreases at our on-airport MRO facilities, which were partially offset by increased revenue from the Company’s aerostructures and landing gear MRO facilities, as well as higher demand for our AerSafeTM  product.

The gross margin for the full year of 2025 was 31.5%, compared to 30.1% in 2024, reflecting a favorable sales mix, increased contribution from recurring aftermarket and leasing activities, and disciplined cost management across the business.

Selling, general, and administrative expenses were $90.0 million for full year of 2025 versus $94.2 million for full year of 2024. AerSale incurred $4.9 million of share-based compensation expense in 2025, versus $4.3 million in 2024.

Income from operations was $15.8 million for the full year of 2025, compared to income from operations of $9.7 million for the full year of 2024.

Income tax expense was $2.0 million in 2025, compared to $2.0 million in 2024. The Company’s effective tax rate was 18.5% for full year of 2025 compared to 25.3% for full year of 2024.

Net income for 2025 was $8.6 million, compared to net income of $5.9 million in the prior year. The Company recognized a mark-to-market adjustment benefit of $0.1 million related to the private warrant liability, $4.9 million of share-based compensation expenses within payroll expenses, $0.2 million in non-cash inventory write-downs, $1.4 million in facility relocation costs, $1.1 million in restructuring costs, and $0.4 million related to a legal settlement. Excluding these non-cash and unusual items and adjusted for tax, adjusted net income1 was $15.8 million in 2025, compared to adjusted net income1 of $9.5 million in 2024.

Diluted earnings per share was $0.18 for 2025 and $0.11 in 2024. Adjusted for the non-cash and unusual items noted above, adjusted diluted earnings per share1 was $0.33 for full year of 2025 while adjusted diluted earnings per share1 was $0.18 in full year of 2024.

AerSale ended the year with $71.6 million in liquidity, including $4.4 million in cash and $67.2 million available on our $180 million revolving credit facility, expandable to $200 million. Cash used in operating activities in 2025 was $23.0 million, primarily related to feedstock acquisitions as we continue to grow the Asset Management segment.

Conference Call Information

The Company will host a conference call today, March 5, 2026 at 4:30 pm Eastern Time to discuss these results. A live audio webcast will be available to the public on a listen-only basis at https://ir.aersale.com/news-events/events. An archived replay of the webcast will also be available on the Investors portion of the AerSale website at https://ir.aersale.com/ for one year.

Non-GAAP Financial Measures

This press release includes non-GAAP financial measures, including adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share. AerSale defines adjusted EBITDA as net income excluding interest expense, depreciation and amortization, income tax expense, and other non-cash, non-recurring or unusual items. Adjusted net income is defined as net income excluding mark-to-market adjustments relating to our private warrants, stock-based compensation expense and other non-cash, non-recurring or unusual items. Adjusted diluted earnings per share is adjusted net income divided by the diluted weighted average number of shares outstanding during the measurement period.

AerSale believes these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to AerSale’s financial condition and results of operations. AerSale’s management uses certain of these non-GAAP measures to compare AerSale’s performance to that of prior periods for trend analyses and for budgeting and planning purposes. These non- GAAP measures should not be construed as an alternative to net income or net income margin as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP).

You should review AerSale’s audited financial statements, and not rely on any single financial measure to evaluate AerSale’s business. Other companies may calculate adjusted EBITDA, adjusted net income, or adjusted diluted earnings per share differently, and therefore AerSale’s adjusted EBITDA, adjusted net income, or adjusted diluted earnings per share measures may not be directly comparable to similarly titled measures of other companies.

Reconciliations of Net Income, the Company’s closest GAAP measure, to adjusted EBITDA, adjusted net income, and adjusted diluted earnings per share, are outlined in the tables below following the Company’s condensed consolidated financial statements.

End Notes

(1) Adjusted net income, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures. See “Non-GAAP Financial Measures” and “Adjusted EBITDA, Net Income and Diluted EPS Reconciliation Table” at the end of this press release for a discussion of why we believe these non-GAAP measures are useful together with a detailed reconciliation of these measures to the most directly comparable GAAP (Generally Accepted Accounting Principles) measure.

(2) For the twelve months ended December 31, 2025, an additional $11.4 million of feedstock acquisitions were under contract.

Fourth Quarter and Full Year 2025 Financial Results

AERSALE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Products	$57,793	$62,323	$206,472	$214,950
Leasing	9,936	7,878	35,071	22,146
Services	23,208	24,540	93,743	107,970
Total revenue	90,937	94,741	335,286	345,066
Cost of sales and operating expenses:
Cost of products	37,694	41,322	143,258	141,152
Cost of leasing	3,628	2,957	12,136	8,468
Cost of services	18,629	20,717	74,118	91,510
Total cost of sales	59,951	64,996	229,512	241,130
Gross profit	30,986	29,745	105,774	103,936
Selling, general and administrative expenses	23,936	24,808	89,984	94,192
Income from operations	7,050	4,937	15,790	9,744
Other (expense) income:
Interest expense, net	(2,330)	(1,472)	(8,330)	(5,703)
Other income, net	832	1,096	2,982	1,495
Change in fair value of warrant liability	32	(47)	85	2,301
Total other expense, net	(1,466)	(423)	(5,263)	(1,907)
Income before income tax provision	5,584	4,514	10,527	7,837
Income tax expense	(187)	(1,812)	(1,952)	(1,986)
Net income	$5,397	$2,702	$8,575	$5,851

Earnings per share:
Basic	$0.11	$0.05	$0.18	$0.11
Diluted	$0.11	$0.05	$0.18	$0.11
Weighted average shares outstanding:
Basic	47,195,724	53,222,762	48,378,882	53,113,508
Diluted	47,766,486	53,501,235	48,754,585	53,359,085

AERSALE CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

(in thousands, except share data)

	December 31,	December 31,
	2025	2024
Current assets:
Cash and cash equivalents	$4,379	$4,698
Accounts receivable, net of allowance for credit losses of $1,173 as of December 31, 2025 and December 31, 2024	42,654	34,646
Income tax receivable	1,728	1,994
Inventory:
Aircraft, airframes, engines, and parts, net	205,379	224,832
Advance vendor payments	5,679	6,803
Deposits, prepaid expenses, and other current assets	9,170	11,057
Total current assets	268,989	284,030
Fixed assets:
Aircraft and engines held for lease, net	102,361	67,847
Property and equipment, net	32,006	36,331
Inventory:
Aircraft, airframes, engines, and parts, net	158,385	130,958
Operating lease right-of-use assets	30,130	33,105
Deferred income taxes	8,784	10,171
Deferred financing costs, net	1,024	1,296
Other assets	586	595
Goodwill	19,860	19,860
Other intangible assets, net	18,347	20,530
Total assets	$640,472	$604,723

Current liabilities:
Accounts payable	$29,645	$34,184
Accrued expenses	7,233	7,400
Income tax payable	329	-
Lessee and customer purchase deposits	780	1,734
Current operating lease liabilities	4,313	4,356
Current portion of long-term debt	993	605
Deferred revenue	530	1,781
Deferred insurance proceeds	28,610	24,910
Total current liabilities	72,433	74,970
Revolving credit facility	110,053	39,235
Long-term debt	1,284	1,209
Long-term lease deposits	3,492	2,987
Long-term operating lease liabilities	28,190	30,565
Maintenance deposit payments and other liabilities	589	52
Warrant liability	-	85
Total liabilities	216,041	149,103
Stockholders’ equity:
Common stock, $0.0001 par value. Authorized 200,000,000 shares; issued and outstanding 47,221,513 and 53,252,563 shares as of December 31, 2025 and December 31, 2024, respectively	5	5
Additional paid-in capital	276,729	316,493
Retained earnings	147,697	139,122
Total stockholders' equity	424,431	455,620
Total liabilities and stockholders’ equity	$640,472	$604,723

AERSALE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$8,575	$5,851
Adjustments to reconcile net income to net cash used in (provided by) operating activities
Depreciation and amortization	19,334	16,048
Amortization of debt issuance costs	392	337
Amortization of operating lease assets	557	365
Inventory reserve	3,476	3,695
Provision for doubtful accounts	-	195
Deferred income taxes	1,387	2,032
Change in fair value of warrant liability	(85)	(2,301)
Share-based compensation	4,887	4,347
Changes in operating assets and liabilities:
Accounts receivable	(8,008)	(3,601)
Income tax receivable	266	(366)
Inventory	(54,800)	(78,029)
Deposits, prepaid expenses, and other current assets	1,887	1,450
Other assets	9	(745)
Advance vendor payments	1,124	28,954
Accounts payable	(4,539)	4,287
Income tax payable	329	-
Accrued expenses	(232)	1,832
Deferred revenue	(1,251)	(1,217)
Lessee and customer purchase deposits	(449)	3,152
Deferred insurance proceeds	3,700	24,910
Other liabilities	472	(12)
Net cash used in (provided by) operating activities	(22,969)	11,184
Cash flows from investing activities:
Proceeds from sale of assets	6,381	12,900
Acquisition of aircraft and engines held for lease, including capitalized costs	(4,160)	(14,978)
Purchase of property and equipment	(6,081)	(14,052)
Net cash used in investing activities	(3,860)	(16,130)
Cash flows from financing activities:
Proceeds from long-term debt	1,173	2,429
Repayments of long-term debt	(710)	(9,174)
Proceeds from revolving credit facility	305,418	192,644
Repayments of revolving credit facility	(234,600)	(182,409)
Payments of debt issuance costs	(120)	(126)
Purchase of treasury stock	(45,000)	-
Proceeds from the issuance of Employee Stock Purchase Plan shares	386	531
Taxes paid related to net share settlement of equity awards	(37)	(124)
Net cash provided by financing activities	26,510	3,771

Decrease in cash and cash equivalents	(319)	(1,175)
Cash and cash equivalents, beginning of period	4,698	5,873
Cash and cash equivalents, end of period	$4,379	$4,698

Supplemental disclosure of cash activities
Income tax refunds, net	$(468)	$(13)
Interest paid	$8,031	$5,648
Supplemental disclosure of noncash investing activities
Reclassification of inventory to equipment held for lease, net	$33,552	$43,210
Reclassification of inventory to property and equipment, net	$3,417	$-
Reclassification of equipment held for lease, net from property and equipment, net	$(8,773)	$-

AERSALE CORPORATION AND SUBSIDIARIES

Adjusted EBITDA, Adjusted Net Income and Adjusted Basic/Diluted EPS Reconciliation Table

(in thousands, except per and percentage share data)

(Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
		% of Total		% of Total		% of Total		% of Total
	2025	Revenue	2024	Revenue	2025	Revenue	2024	Revenue
Reported net income	$5,397	5.9%	$2,702	2.9%	$8,575	2.6%	$5,851	1.7%
Addbacks:
Change in fair value of warrant liability	(32)	(0.0)%	47	0.0%	(85)	(0.0)%	(2,301)	(0.7)%
Share-based compensation	1,762	1.9%	1,188	1.3%	4,887	1.5%	4,347	1.3%
Payroll taxes related to share-based compensation	-	-%	-	-%	66	0.0%	102	0.0%
Inventory write-off	165	0.2%	1,135	1.2%	165	0.0%	898	0.3%
Secondary offering costs	-	-%	-	-%	-	-%	55	0.0%
Facility relocation costs	312	0.3%	363	0.4%	1,446	0.4%	1,519	0.4%
Restructuring costs	-	-%	216	0.2%	1,072	0.3%	216	0.1%
Legal settlement	-	-%	-	-%	400	0.1%	-	-%
Gain on insurance proceeds	-	-%	(1,038)	(1.1)%	-	-%	(1,038)	(0.3)%
Income tax effect of adjusting items (1)	(75)	(0.1)%	162	0.2%	(700)	(0.2)%	(129)	(0.0)%
Adjusted net income	$7,529	8.3%	$4,775	5.0%	$15,826	4.7%	$9,520	2.8%
Interest expense, net	2,330	2.6%	1,472	1.6%	8,330	2.5%	5,703	1.7%
Income tax expense	187	0.2%	1,812	1.9%	1,952	0.6%	1,986	0.6%
Depreciation and amortization	5,097	5.6%	5,103	5.4%	19,334	5.8%	16,048	4.7%
Reversal of income tax effect of adjusting items (1)	75	0.1%	(162)	(0.2)%	700	0.2%	129	0.0%
Adjusted EBITDA	$15,218	16.7%	$13,000	13.7%	$46,142	13.8%	$33,386	9.7%

Reported basic earnings per share	$0.11		$0.05		$0.18		$0.11
Addbacks:
Change in fair value of warrant liability	(0.00)		0.00		(0.00)		(0.04)
Share-based compensation	0.04		0.02		0.10		0.08
Payroll taxes related to share-based compensation	-		-		0.00		0.00
Inventory write-off	0.00		0.02		0.00		0.02
Secondary offering costs	-		-		-		0.00
Facility relocation costs	0.01		0.01		0.03		0.03
Restructuring costs	-		0.01		0.02		0.00
Legal settlement	-		-		0.01		-
Gain on insurance proceeds	-		(0.02)		-		(0.02)
Income tax effect of adjusting items	(0.00)		0.00		(0.01)		(0.00)
Adjusted basic earnings per share	$0.16		$0.09		$0.33		$0.18

Reported diluted earnings per share	$0.11		$0.05		$0.18		$0.11
Addbacks:
Change in fair value of warrant liability	(0.00)		0.00		(0.00)		(0.04)
Share-based compensation	0.04		0.02		0.10		0.08
Payroll taxes related to share-based compensation	-		-		0.00		0.00
Inventory write-off	0.00		0.02		0.00		0.02
Secondary offering costs	-		-		-		0.00
Facility relocation costs	0.01		0.01		0.03		0.03
Restructuring costs	-		0.01		0.02		0.00
Legal settlement	-		-		0.01		-
Gain on insurance proceeds	-		(0.02)		-		(0.02)
Income tax effect of adjusting items	(0.00)		0.00		(0.01)		(0.00)
Adjusted diluted earnings per share	$0.16		$0.09		$0.33		$0.18

(1) The income tax effect of current period adjusting items is calculated at the Company's applicable statutory rate of 24% after considering federal and state tax rates.

Forward Looking Statements

This press release includes “forward-looking statements”. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this press release may constitute forward-looking statements, and include, but are not limited to, statements regarding our anticipated financial performance, including anticipations regarding greater demand for AerSale’s USM business; expectations regarding feedstock and commercial demand; our growth trajectory; the expected operating capacity of our MRO facilities and demand for such services; and the sufficiency of our liquidity; AerSale’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” or the negative of these or other similar expressions are intended to identify such forward-looking statements. The forward-looking statements in this press release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. You should carefully consider the foregoing factors and the other risks and uncertainties described in the Risk Factors, Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC"), and its other filings with the SEC, including its subsequent quarterly reports on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties.

Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements and we qualify all of our forward-looking statements by these cautionary statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

About AerSale

AerSale is a global provider of integrated aviation aftermarket services and solutions, serving operators of Boeing, Airbus, and legacy McDonnell Douglas aircraft. The Company helps aircraft owners and operators optimize the value, safety, and operational efficiency of their fleets across the entire aircraft lifecycle.

AerSale’s comprehensive capabilities include aircraft and engine sales and leasing, used serviceable material (USM) sales, component and airframe MRO services, and FAA-certified engineered solutions. Through internally developed products such as AerSafe®, AerTrak®, and the AerAware™ Enhanced Flight Vision System, AerSale delivers innovative technologies that enhance aircraft performance, improve safety, and reduce operating costs.

With deep technical expertise and a fully integrated business model, AerSale provides everything customers need—through a single, trusted partner.

Media Contacts:

For more information about AerSale, please visit our website: www.AerSale.com.

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AerSale: Jackie Carlon

Telephone: (305) 764- 2000

Email: media.relations@aersale.com

Investor Contact:

AerSale: investorrelations@aersale.com

Source: AerSale Corporation